Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying index: S&P 500 ® Index (ticker: “SPX”) Pricing date: September 25, 2019 Valuation date: September 25, 2025 Maturity date: September 30, 2025 Maximum return at maturity: [35% to 45%]* Maximum loss a t maturity : 5% CUSIP / ISIN: 17327TFW1 / US17327TFW18 Initial index level: The closing level of the underlying index on the pricing date Final index level: The closing level of the underlying index on the valuation date Index return: (Final index level - initial index level) / initial index level Upside participation rate: 100% Payment at Maturity: • If the final index level is greater than the initial index level: $1,000 + [$1,000 × index return × upside participation rate], subject to the maximum return at maturity • If the final index level is less than or equal to the initial index level: $1,000 + [$1,000 × index return], subject to the maximum loss at maturity If the final index level depreciates from the initial index level, you will be exposed to that depreciation up to the maximum loss at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated August 29, 2019 * The actual maximum return at maturity will be determined on the pricing date. ** The hypotheticals assume that the maximum return at maturity will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 6 Year Market - Linked Notes Linked to SPX Hypothetical Payment at Maturity ** B C A D Hypothetical Index Return Hypothetical Note Return Hypothetical Payment at Maturity D 100.00% 35.00% $1,350.00 75.00% 35.00% $1,350.00 50.00% 35.00% $1,350.00 35.00% 35.00% $1,350.00 C 25.00% 25.00% $1,250.00 10.00% 10.00% $1,100.00 5.00% 5.00% $1,050.00 B 0.00% 0.00% $1,000.00 - 2.00% - 2.00% $980.00 - 5.00% - 5.00% $950.00 A - 10.00% - 5.00% $950.00 - 25.00% - 5.00% $950.00 - 50.00% - 5.00% $950.00 - 100.00% - 5.00% $950.00 $500 $600 $700 $800 $900 $1,000 $1,100 $1,200 $1,300 $1,400 $1,500 -50% -25% 0% 25% 50% Payment at Maturity Index Return The Underlying Index The Notes

Selected Risk Considerations • You may not receive any return on your investment in the notes and may lose up to the maximum loss at maturity. You will receive a positive return on your investment in the notes only if the underlying index appreciates from the initial index level to the final index level. If the final index level of the underlying index is less than the initial index level, you will lose 1% of the stated principal amount of the notes for every 1% by which the final index level is less than the initial index level, subject to the maximum loss at maturity. • The notes do not pay interest. • Your potential return on the notes is limited to the maximum return at maturity. • Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not receive dividends or have any other rights with respect to the underlying index. • Your payment at maturity depends on the closing level of the underlying index on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.